Registrant Name:  NICHOLAS INCOME FUND, INC.
File Number:         811-00216
Registrant CIK Number: 0000107822
Period Ended 06/30/2004

Q. 77(j) - Restatement of capital accounts at 06/30/04 will be to increase accumulated net investment income by $35,282 and decrease accumulated net realized loss by $35,282.